Exhibit 10.19

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (the “Agreement”) is made and entered into as of January 21, 2019, by and between: REPHARMATION INC., a Delaware corporation (“Acquiror”); GIRAFPHARMA LLC, a Delaware limited liability company (“Transferor”); and David Hung (“Founder”). Capitalized terms used but not otherwise defined in this Agreement are defined in Exhibit A. Each of Acquiror and Transferor is referred to individually as a “party” and collectively as the “parties”.

RECITALS

WHEREAS, Transferor, Founder and Acquiror wish to provide for the acquisition of the Transferred Assets by Acquiror on the terms, and subject to the conditions, set forth in this Agreement.

WHEREAS, the contributions of property by Transferor and Founder contemplated by this Agreement, as described more fully described below are intended to be treated as a single interrelated transaction that qualifies as a transaction that qualifies for nonrecognition treatment as described in Section 351(a) of the Code (the “Intended Tax Treatment”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Key Employees have entered into non-competition agreements to be effective upon the Closing (each, a “Non-Competition Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, RePharmation Limited and SPARCBIO, are entering into a collaboration agreement (the “Collaboration Agreement”), which Collaboration Agreement shall be effective upon its execution by the parties thereto (the “Collaboration Agreement Effective Date”).

AGREEMENT

The parties and Founder, intending to be legally bound, agree as follows:

SECTION 1. THE CONTRIBUTIONS AND INTENDED TAX TREATMENT; CONTRIBUTION OF ASSETS; RELATED TRANSACTIONS.

1.1 The Contributions. As part of an integrated series of transactions:

(a) at the Closing, Transferor will contribute the Transferred Assets to Acquiror, as described below in Section 1.3, in exchange for the Closing Shares and Cash Consideration (the “Transferor Contribution”);

(b) at or near the time of Closing, and as a precondition to the contribution of the Transferred Assets by Transferor, Founder will contribute, and Acquiror will ensure that Founder contributes, certain enumerated assets set forth on Schedule 1.1(b) (the “Founder Assets”), to Acquiror in exchange for a number of shares of Acquiror’s common stock, par value $0.0001 per share (“Acquiror Common Stock”), which, when aggregated with the Closing Shares, and shares of Acquiror capital stock issued in the Financing, shall constitute “control” within the meaning of Section 368(c) of the Code (the “Founder Contribution,” and together with the Transferor Contribution, the “Contributions”);

(c) immediately after the Contributions and the Financing, Transferor, Founder and holders of Acquiror capital stock issued in the Financing will own stock constituting “control” within the meaning of Section 368(c) of the Code; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d) taking into account the Financing and the shares of Acquiror’s common stock issued in connection therewith, the Contributions and the Financing are intended to constitute a single integrated transaction that qualifies for nonrecognition treatment pursuant to Section 351(a) of the Code.

1.2 Intended Tax Treatment. Neither Transferor, Founder nor Acquiror has taken or agreed to take any action, and does not know of any fact, agreement, plan or other circumstance, that would reasonably be expected to prevent, the Contributions from qualifying for the Intended Tax Treatment, provided that the foregoing shall not constitute any representation or covenant by any party as to whether the structure and business terms of the Contributions and Financing meet the requirements for non-recognition of gain under Section 351(a) of the Code, and, subject to the preceding provisions of this Section 1.2, each party shall rely on its own tax advisors to evaluate whether the Intended Tax Treatment applies.

1.3 Contribution by Transferor of Transferred Assets. At the Closing, Transferor shall cause to be assigned, transferred, conveyed and delivered to Acquiror, and Acquiror shall acquire and accept from Transferor, all of Transferor’s right, title and interest in and to the Transferred Assets, free of any Encumbrances, other than Permitted Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Transferred Assets” means the following:

(a) the programs set forth on Schedule 1.3(a) (the “Programs”);

(b) all of the Intellectual Property and Intellectual Property Rights that are owned by Transferor and that are Related to the Programs, together with the associated goodwill, all of which are set forth on Schedule 1.3(b) (the “Transferred IP”);

(c) all tangible assets that are owned by Transferor and that are Related to the Programs, all of which are set forth on Schedule 1.3(c);

(d) all books, records, files and data that are Related to the Programs;

(e) all rights of Transferor under the Transferor Contracts identified on Schedule 1.3(e) (the “Transferred Contracts”);

(f) all of the biological and chemical materials that are Related to the Programs;

(g) all of the raw materials and supplies that are Related to the Programs;

(h) all Regulatory Materials of Transferor that are Related to the Programs; all preclinical data, including raw data and all statistical programs developed to analyze preclinical data, in each case that are Related to the Programs; all data contained in laboratory notebooks Related to the Programs or relating to the biology of the Programs; and all correspondence with regulatory authorities Related to the Programs;

(i) without duplication with the items set forth in Section 1.3(i), all Governmental Authorizations that are required by any Governmental Body to permit the conduct of the Programs; and

(j) all claims (including claims for past infringement or misappropriation) of Transferor against other Persons relating to the Transferred IP or Transferred Contracts and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Transferor relating to the Transferred IP or Transferred Contracts.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.4 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Transferor is not assigning, transferring, conveying or delivering to Acquiror, and the Transferred Assets shall not include, any of the assets specifically identified on Schedule 1.4 (the “Excluded Assets”).

1.5 Consideration. As consideration for the assignment, transfer, conveyance and delivery of the Transferred Assets to Acquiror, Acquiror shall (a) at the Closing, (i) pay, or cause to be paid, to Transferor, by wire transfer of immediately available funds to an account designated by Transferor, an amount in cash equal to the Cash Consideration and (ii) issue to Transferor the Closing Shares and (b) immediately prior to (but subject to the occurrence of) an IPO or Sale Event, subject to reduction for any resolved or pending indemnification claims pursuant to Section 6, issue to Transferor the Subsequent Shares (if any) (provided, that, in the case of an IPO, at the request of Transferor, Acquiror will defer the issuance of such Subsequent Shares to a date that is up to six months following the consummation of such IPO, it being understood that, in the case of such deferral, any applicable lock-up period will run from the date of the consummation of the IPO); provided, however, that Transferor shall not be entitled to receive any Subsequent Shares if RePharmation Limited has terminated the Collaboration Agreement in accordance with its terms as a result of the material breach by SPARCBIO within one year following the Collaboration Agreement Effective Date (collectively, the consideration described in this sentence and clauses (a) and (b) of the immediately preceding sentence, the “Consideration”).

1.6 Liabilities. Acquiror will not assume, and Transferor shall retain, all Liabilities of Transferor, including the following Liabilities of Transferor: (a) Liabilities that do not arise out of, or in connection with, or related to the Programs; (b) Liabilities under any Indebtedness; and (c) Liabilities for Excluded Taxes. For the avoidance of doubt, Acquiror shall be liable for, and Transferor shall not be liable for and shall not retain, any Liabilities arising after the Closing Date from the use or operation of the Transferred Assets after the Closing Date.

1.7 Closing. The closing of the contribution of the Transferred Assets to Acquiror, the Founder Contribution and the other Transactions (the “Closing”) shall take place concurrently with the closing of the Financing. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be conducted remotely via the electronic exchange of documents and signatures, unless another place is agreed to in writing by the parties.

1.8 Transaction Taxes.

(a) All stamp, documentary, sales, use, value added, registration, property, excise, transfer or similar Taxes, charges or fees (“Transfer Taxes”) that may become payable in connection with the conveyance and transfer of the Transferred Assets to Acquiror or otherwise in connection with the Transactions shall be paid fifty percent (50%) by Transferor and fifty percent (50%) by Acquiror. Acquiror shall be responsible for filing any Tax Return relating to Transfer Taxes and Transferor agrees to cooperate with Acquiror in the filing of any such Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.

(b) Each of Acquiror and Transferor shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, with each other to lawfully minimize any Transfer Taxes. At Acquiror’s discretion, any such Transfer Taxes incurred by Acquiror may be withheld from payments otherwise due pursuant to this Agreement.

1.9 Withholding. Acquiror shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement all amounts that Acquiror is required to deduct and withhold under applicable Legal Requirements. To the extent such amounts are withheld and paid over to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor represents and warrants to Acquiror, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers) supplied by Transferor to Acquiror (the “Transferor Disclosure Schedule”) (it being understood that the disclosure set forth in each section and subsection of the Transferor Disclosure Schedule shall qualify (a) the representations and warranties set forth in the corresponding section or subsection of this Section 2, (b) any exception or disclosure explicitly cross-referenced to such part or subpart of the Transferor Disclosure Schedule by reference from another part or subpart of the Transferor Disclosure Schedule and (c) any other representations and warranties set forth in this Section 2 if it is reasonably apparent based on the substance of such disclosure that the disclosure applies to such other representations and warranties), as follows:

2.1 Company Status; Subsidiaries.

(a) Transferor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has all requisite company power and authority to carry on its business and (iii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized. True and complete copies of the certificate of formation, limited liability company agreement and other organizational documents of Transferor, each as amended and in effect as of the date of this Agreement (the “Organizational Documents”) have been made available to Acquiror. There has not been any violation of any of the provisions of the Organizational Documents and Transferor has not taken any action that is inconsistent in any material respect with any resolution adopted by the equityholders of Transferor, the board of directors (or equivalent) of Transferor or any committees thereof.

(b) Transferor has no, and has never had any, Subsidiaries and Transferor does not own any capital stock of, or any equity interest of any nature in, any other Entity. Transferor has not agreed and is not obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Transferor has not, at any time, been a general partner of, nor has it otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Authorization and Enforceability; No Conflict

(a) Transferor has all necessary company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Transferor, the performance by Transferor of its obligations hereunder, and the consummation by Transferor of the Transactions, have been duly authorized by all necessary action of the board of directors of Transferor (including unanimous approval of the board of directors of Transferor) and the members of Transferor, and no other corporate action on the part of Transferor is necessary to authorize the execution and delivery of this Agreement by Transferor, the performance by Transferor of its obligations hereunder or the consummation by Transferor of the Transactions. This Agreement has been duly executed and delivered by Transferor and (assuming due authorization, execution and delivery by Acquiror) constitutes a valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, except as enforceability may be limited by or subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally or (ii) the effect of rules of Legal Requirements and general principles of equity,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exception”).

(b) The execution and delivery of this Agreement, the performance by Transferor of its obligations hereunder and the Ancillary Documents to which Transferor is a party, and the consummation by Transferor of the Transactions or the Ancillary Documents to which Transferor is a party, does not (i) conflict with, or result in any violation of the Organizational Documents; (ii) conflict with or result in a violation of any material permit or Legal Requirement applicable to Transferor or its assets; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (excluding Permitted Encumbrances) upon any of the Transferred Assets or pursuant to any Transferor Contract that is a Transferred Contract.

(c) No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Transferor in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which Transferor is a party or the consummation of the Transactions.

2.3 Capitalization. The outstanding equity of Transferor is held by the Persons with the addresses set forth in Part 2.3(a) of the Transferor Disclosure Schedule (the Persons set forth on Part 2.3(a) of the Transferor Disclosure Schedule, the “Equityholders”). The Equityholders collectively own all the outstanding equity securities of Transferor. Except as needed to satisfy outstanding Liabilities of Transferor, no portion of the Consideration will be distributed by Transferor to any Person other than the Equityholders.

2.4 Financial Statements; Solvency.

(a) Transferor has delivered to Acquiror the following financial statements (collectively, the “Transferor Financial Statements”): (a) the unaudited financial statements of Transferor as of and for the year ended December 31, 2017 and (b) the unaudited financial statements of Transferor as of and for the 11 months ended November 30, 2018. The Transferor Financial Statements have been prepared in accordance with the books and records of Transferor and are accurate and complete in all material respects and fairly present in all material respects the financial position and operating results of Transferor as of the respective dates thereof, and for the periods indicated therein.

(b) Transferor is not now insolvent, nor will it be rendered insolvent by any of the Transactions. As used in this Section 2.4, “insolvent” means the debts and other probable Liabilities of an Entity exceed the sum of the present fair saleable value of the assets of such Entity. Immediately after giving effect to the consummation of the Transactions: (i) Transferor will be able to pay its Liabilities as they become due in the usual course of its business; and (ii) Transferor will have assets (calculated at fair market value) that exceed its Liabilities.

2.5 Absence of Changes. Since January 1, 2018, there has not been, occurred or arisen any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, any material adverse effect on the Transferred Assets.

2.6 Title to Assets; Equipment. Transferor owns, and has good and valid title to, all of the Transferred Assets. None of such Transferred Assets is subject to any Encumbrance (other than Permitted Encumbrances). Collectively with the services provided under certain Contracts, the benefits of which will

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

be provided by SPARCBIO to Acquiror under the Collaboration Agreement, the Transferred Assets collectively constitute all of the assets (other than Intellectual Property assets) used by Transferor in the operation of the Programs and that are necessary for or used or reasonably contemplated for use, as of immediately prior to the Closing, in connection with the Programs.

2.7 Intellectual Property.

(a) Registered IP; In-Licensed IP. Part 2.7(a)(i) of the Disclosure Schedules sets forth a true and complete list of all Transferred IP that is Registered IP, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner. Part 2.7(a)(ii) of the Disclosure Schedule accurately identifies (and Transferor has provided to Acquiror a complete and accurate copy of) all of the Contracts pursuant to which Transferor has in-licensed, or otherwise obtained rights to use or practice, any Intellectual Property or Intellectual Property Rights that are owned by a third party.

(b) Ownership Free and Clear. Transferor exclusively owns all right, title, and interest to and in the Transferred IP free and clear of any Encumbrances. All Transferred IP is valid, subsisting, and enforceable. The ownership of the entire right, title and interest in and to all Transferred IP that is Registered IP is properly recorded with the applicable Governmental Body, in each country in which such recordings are permitted, solely in the name of Transferor.

(c) Transferor Employees. All Transferor Employees who have contributed to the creation or development for Transferor of any Transferred IP have executed and delivered to Transferor written agreements pursuant to which such individuals have assigned to Transferor all their rights in and to all Transferred IP they may conceive, reduce to practice, create or otherwise develop in the course of their employment or engagement with Transferor, and, to Transferor’s Knowledge, no party thereto is in breach or default of any such Contract. No director, officer, stockholder, employee, consultant, contractor, agent or other representative of Transferor or any Transferor Affiliate owns or, to Transferor’s Knowledge, claims any rights in (nor has any of them filed an application claiming any rights in) any Transferred IP.

(d) Confidentiality. Transferor has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Transferred IP.

(e) Sufficiency. The Transferred IP includes all Intellectual Property and Intellectual Property Rights that are owned or in-licensed by Transferor or its Affiliates that are material to, necessary for or used or reasonably contemplated for use, as of immediately prior to the Closing, in connection with the Programs; there are no other items of Intellectual Property or Intellectual Property Rights that are material to or necessary for the conduct of the Programs immediately after the Closing.

(f) Third-Party Infringement of Transferred IP. To Transferor’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Transferred IP. Part 2.7(f) of the Transferor Disclosure Schedule accurately identifies (and Transferor has provided to Acquiror a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Transferor or any representative of Transferor regarding any actual, alleged, or suspected infringement or misappropriation of any Transferred IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(g) Effects of This Transaction. The consummation of the Transactions will not adversely affect any of Transferor’s rights to any Transferred IP and all such Transferred IP will be owned or available for use by Acquiror on identical terms and conditions immediately subsequent to the consummation of the Transactions, without the payment of any additional consideration in connection therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will result in or give any other Person the right or option to cause: (i) a loss of rights in or the creation of an Encumbrance on any Transferred IP; (ii) the release, disclosure or delivery of any Transferred IP by any escrow agent to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license, ownership interest or covenant-not-to-sue under, in or to any of the Transferred IP.

(h) No Infringement of Third Party IP Rights. To Transferor’s Knowledge, the conduct of the Programs does not and has not infringed upon, misappropriated, or otherwise violated or made unlawful use of any Intellectual Property rights of any third party. Transferor has not received any written charge, complaint, claim, demand, notice or other written communication alleging any such infringement, misappropriation or violation. To Transferor’s Knowledge, the manufacture or sale of any compound synthesized or researched in any Program prior to the date of this Agreement, or currently contemplated to be synthesized or researched in any Program, would not infringe any Intellectual Property rights of any third party (including any pending patent application if it were to issue with the published claims).

(i) Governmental Bodies. No Governmental Body, educational institution or non-profit entity has provided any funding to Transferor or any Transferor Affiliate for, or facilities or equipment used by Transferor in, the conception, reduction to practice, creation or development of any of the Transferred IP. No Governmental Body, educational institution or non-profit entity claim or has a right to claim any ownership, right to practice or other interest in any of the Transferred IP. No employee, consultant, contractor, agent or other representative of Transferor or any Transferor Affiliate who was involved in, or who contributed to, the conception, reduction to practice, creation or development of any of the Transferred IP was performing services for any Governmental Body, educational institution or non-profit entity during the time such employee or contractor was providing services on behalf of or to Transferor.

2.8 Contracts.

(a) Part 2.8(a) of the Transferor Disclosure Schedule sets forth a complete and accurate list of all Transferor Contracts that are Related to the Programs, as follows (each such Transferor Contract required to be disclosed in Part 2.8(a) of the Transferor Disclosure Schedule, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract containing an agreement of indemnification or guaranty;

(ii) any Contract relating to capital expenditures;

(iii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise;

(iv) any Contract evidencing Indebtedness;

(v) any Contract granting to any third party any most favored nation pricing, exclusive sales, distribution, marketing, or other exclusive rights, rights of refusal, rights of first negotiation, or similar rights or otherwise restricting the freedom of Transferor: (i) to compete with any other Person;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person; or (iii) to develop or distribute any technology;

(vi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement, any sales representative, original equipment manufacturer, manufacturing, value added reseller or independent software vendor or other agreement for use or distribution of the products, technology or services of Transferor;

(vii) those Contracts listed in Part 2.7 of the Transferor Disclosure Schedule;

(viii) any Contract with a Major Supplier;

(ix) any Contract requiring payments by Transferor in excess of $25,000 in the current fiscal year;

(x) any Transferred Contract providing for receipts by Transferor in excess of $25,000 in the current fiscal year; or

(xi) any other Contract that is material to Transferor or that was entered into other than in the ordinary course of business.

(b) Each Material Contract that is a Transferred Contract is a valid and binding agreement of Transferor, enforceable against Transferor, and, to the Knowledge of Transferor, each of the other parties thereto in accordance with its terms. Transferor is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract that is a Transferred Contract. True and complete copies of each Material Contract have been delivered to Acquiror.

2.9 Compliance with Legal Requirements; Governmental Authorizations.

(a) Transferor is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Transferor of, or a failure on the part of Transferor to comply with, any Legal Requirement. Transferor has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

(b) The Governmental Authorizations held by Transferor are valid, in full force and effect and constitute all of the Governmental Authorizations necessary to enable Transferor to conduct its business in the manner in which such business is currently being conducted. Transferor is and has at all times been in compliance in all material respects with all of the terms and requirements of each such Governmental Authorization, and no event has occurred that would reasonably be expected to (with or without notice or lapse of time) result in a violation of any requirement of any such Governmental Authorization, or result in the termination or modification of any such Governmental Authorization.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c) Transferor is, and has at all times been, in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another.

(d) Neither Transferor, and (to the Knowledge of Transferor) no director, officer, agent or employee of Transferor, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any anti-corruption law, including the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

2.10 Tax Matters. There are no security interests or other liens on any of the Transferred Assets as a result of any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances.

2.11 Suppliers. Part 2.11 of the Transferor Disclosure Schedule lists the 10 largest suppliers (measured by invoiced dollars) of Transferor for the year ended December 31, 2017 and for the year ended December 31, 2018 (“Major Suppliers”) and the dollar amount of business conducted with each Major Supplier in such years.

2.12 Benefit Plans. Part 2.12 of the Transferor Disclosure Schedule identifies each Transferor Employee Plan. Each Transferor Employee Plan is being and has at all times been operated and administered in compliance with the provisions thereof. There are no claims or Legal Proceedings pending, or, to the Knowledge of Transferor, threatened or reasonably anticipated, against any Transferor Employee Plan or against the assets of any Transferor Employee Plan.

2.13 Environmental Matters. Transferor possesses all permits and other Governmental Authorizations required to be held by Transferor under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. Transferor has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Transferor is not in compliance with any Environmental Law. To the Knowledge of Transferor, (a) all property that is leased to, controlled by or used by Transferor, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by Transferor contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by Transferor contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of.

2.14 Insurance. Part 2.14 of the Transferor Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of Transferor and identifies any claims (including any workers’ compensation claims) made thereunder. Each insurance policy identified in Part 2.14 of the Transferor Disclosure Schedule is in full force and effect. Transferor has not received any notice or other communication (in writing) regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.15 Regulatory Matters.

(a) Transferor has obtained, and is in compliance with, all clearances, authorizations, licenses, permits, approvals, waivers, accreditations, exemptions and registrations required by any Governmental Body to be held by Transferor to permit the conduct of the Programs. Transferor has

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

complied in all material respects with all of the applicable requirements of any applicable Governmental Body and under applicable Legal Requirements, including making all required filings, declarations, listings, registrations, notifications, certifications, reports or submissions. All such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted against Transferor by any applicable Governmental Body with respect to any clearances, authorizations, licenses, approvals, waivers, accreditations, registrations, filings, declarations, listing, registrations, notifications, certifications, reports, submissions, or other matters.

(b) To Transferor’s Knowledge, all preclinical investigations and trials sponsored by Transferor as part of the Programs have been and are being conducted in compliance in all material respects with applicable Legal Requirements and Guidance. Transferor has not received any written notices from any Governmental Body or any oversight body with respect to any preclinical studies or tests relating to the Programs.

(c) Transferor has not, with respect to the Transferred Assets, (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body.

(d) Transferor has made available to Parent all Regulatory Materials in Transferor’s possession or control that relate to the Transferred Assets. To Transferor’s Knowledge, all Regulatory Materials relating to the Programs are correct and complete in all material aspects.

2.16 Legal Proceedings; Orders. There are no, and since inception there have not been, any Legal Proceedings pending by or against or, to the Knowledge of Transferor, threatened against, Transferor or any officer or director of Transferor in his or her capacity as such. No event has occurred that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. Transferor is not, and since inception, has not been, subject to any Order that restricts the activities of the business. There is no Legal Proceeding pending by Transferor or that Transferor intends to initiate against any other Person relating to the Transferred Assets.

2.17 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Transferor.

2.18 Securities Act. Transferor is an accredited investor within the meaning of Regulation D under the Securities Act.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Transferor as follows:

3.1 Due Organization. Acquiror (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to carry on its business and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized.

3.2 Authority; Binding Nature of Agreement. Acquiror has the corporate power and authority to enter into and to perform its obligations under this Agreement and under each Ancillary Document to which it is or will be a party; and the execution, delivery and performance by Acquiror of this Agreement and of each such Ancillary Document have been duly authorized by all necessary corporate

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

action by the board of directors of Acquiror and the stockholders of Acquiror. Assuming the due authorization and execution by the other parties hereto and thereto, this Agreement and each Ancillary Document to which Acquiror is or will be a party constitutes the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exception.

3.3 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Acquiror or any of the Ancillary Documents to which Acquiror is or will be a party nor the consummation by Acquiror of the Transactions will (with or without notice or lapse of time): contravene, conflict with or result in a violation of (a) any of the provisions of the certificate of incorporation or bylaws of Acquiror, (b) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Acquiror or (c) or any material agreement or instrument by which Acquiror is bound or to which Acquiror’s properties or assets are subject. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Acquiror in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which Acquiror is a party or the consummation of the Transactions.

3.4 Valid Issuance. The Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

3.5 Legal Proceedings. There are no, and since inception there have not been, any Legal Proceedings pending by or against or, to the actual knowledge of Acquiror, threatened against, Acquiror or any officer or director of Transferor in his or her capacity as such. Acquiror is not, and since inception, has not been, subject to any Order that restricts the activities of the business of Acquiror.

3.6 Acquiror Liabilities. Other than Liabilities relating to this Agreement, the Contributions, the Financing, the proposed convertible note financing, and the incorporation of Acquiror, Acquiror has neither conducted any business nor incurred any material Liabilities.

3.7 Acquiror Capitalization.

(a) As of the date hereof, the authorized capital stock of Acquiror consists of 20,000,000 shares of Acquiror Common Stock, of which 10,000,000 shares are issued and outstanding. As of the date hereof, all of the issued and outstanding shares of Acquiror Common Stock are held beneficially and of record by Founder (such shares, the “Original Founder Shares”).

(b) Immediately following the consummation of the Financing, the only shares of capital stock of Acquiror that will be issued and outstanding will be shares of Acquiror Common Stock held by Transferor, Founder and (directly or indirectly) certain of the investors in the Financing and shares of the Acquiror’s Series A preferred stock held by investors in the Financing, including Founder, and there will not be any issued and outstanding shares of non-voting capital stock of Acquiror.

SECTION 4. COVENANTS OF THE PARTIES

4.1 Further Actions. From and after the Closing, Transferor shall reasonably cooperate with Acquiror and its Representatives and shall execute and deliver such documents and take such other actions as Acquiror may reasonably request for the purpose of evidencing the Transactions and putting Acquiror in possession and control of all of the Transferred Assets. To the extent that the parties have been unable to obtain any Consent that Acquiror reasonably deems necessary be obtained for the transfer to Acquiror of any of the Transferred Assets by the Closing: (a) such Transferred Asset (a “Specified Asset”) shall not be assigned or transferred to Acquiror until such time as such Consent is obtained; and (b) for a period of

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

one year following the Closing, Transferor and Acquiror shall cooperate with one another to obtain such Consent as promptly as practicable thereafter. Until such Consent is obtained, Transferor shall use commercially reasonable efforts to preserve such Specified Asset and shall cooperate, and shall use its reasonable efforts to cause its Representatives to cooperate, with Acquiror in any lawful arrangement designed to provide Acquiror with the benefits of such Specified Assets at no cost to the Acquiror in excess of the cost Acquiror would have incurred (without modification to the terms of any Contract) if the Consent had been obtained. If a required Consent with respect to a Specified Asset is obtained after the Closing Date, the Specified Asset subject to such Consent shall be deemed to have been assigned and transferred to Acquiror as of the date such Consent is effective (and all references in Section 1.4(a) to the Closing Date shall be deemed to be the effective date of such Consent with respect to such Specified Asset). Transferor hereby irrevocably nominates, constitutes and appoints Acquiror as the true and lawful attorney-in-fact of Transferor (with full power of substitution) effective as of the Closing, and hereby authorizes Acquiror, in the name of and on behalf of Transferor, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the date of this Agreement) that Acquiror may deem appropriate for the purpose of: (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Transferred Assets; (ii) defending or compromising any Legal Proceeding relating to any of the Transferred Assets; or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Transferor.

4.2 Taxes.

(a) Acquiror and Transferor shall, both prior to and following the Closing, cooperate with the other parties, and use their reasonable best efforts, to cause the Contributions to qualify for the Intended Tax Treatment, including by reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment. Each of Transferor and Acquiror agrees to (and Acquiror agrees to cause Founder to) (i) retain all books and records with respect to Tax matters pertinent to the Transferred Assets and Founder Assets relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give Acquiror reasonable written notice prior to destroying or discarding any such books and records and, if Acquiror so requests, shall allow Acquiror to take possession of such books and records.

(b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets or for the Founder Assets for a Straddle Period shall be apportioned between Acquiror and Transferor (with respect to the Transferred Assets and Founder Assets) as of the Closing based on the number of days of such taxable period ending on the date of the Closing (each such portion of such taxable period, a “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing (each such portion of such taxable period, a “Post-Closing Tax Period”). Transferor or Founder, as the case may be, shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Acquiror shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property Taxes relating to the Transferred Assets, the relevant party shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 4.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 20 days after delivery of such statement. In the event that Transferor, Founder, or Acquiror shall make any other payment for which it is entitled to reimbursement under this Section 4.2(b), the other relevant party shall make such reimbursement promptly but in no event later than 20 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.3 Continuing Access to Information. Following the Closing, Transferor shall give Acquiror and its Representatives reasonable access during normal business hours and upon reasonable prior notice to (and shall allow Acquiror and its Representatives to make copies of) any books and records relating to the Transferred Assets that are not acquired by Acquiror hereunder for any reasonable purpose.

4.4 Publicity. Acquiror agrees that, at all times prior to the Closing, no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by it or on its behalf without Transferor’s prior written consent. Transferor agrees that, at all times: (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by it or on its behalf without Acquiror’s prior written consent; and (b) it shall continue to keep the terms of this Agreement and the Ancillary Documents strictly confidential; provided, however, (i) Transferor may disclose publicly-available information regarding the Transactions at conferences, events and the like and (ii) that the existence and terms of this Agreement and the Ancillary Documents may be disclosed to the extent required by Legal Requirements; provided, that, before making such a disclosure, Transferor first notifies Acquiror and gives Acquiror an opportunity to limit such disclosure or seek a protective order and cooperates with Acquiror as reasonably requested.

4.5 Non-Competition. Transferor and each Transferor Affiliate agrees that, from the Closing Date until the fifth anniversary of the Closing, Transferor shall not, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Acquiror, in each instance, which Acquiror may withhold or condition in its sole and absolute discretion, it being understood that Acquiror will respond to any request from Transferor for such written consent within a reasonable period of time, own, manage, operate, control or participate in the ownership, management, operation, control of, or consult with or perform services for, or be connected in any manner with (whether as principal, agent, employee, employer, investor, consultant, shareholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any Competitive Business anywhere in the world.

4.6 Legends; Transfer Restrictions. Each certificate representing any Shares shall bear the following legends (in addition to any other legends required by applicable Legal Requirements, the organizational documents of Acquiror or any other applicable Contract to which the holder of such Shares becomes a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY PARENT), IN A FORM REASONABLY ACCEPTABLE TO PARENT, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK¬UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN ASSET ACQUISITION AGREEMENT BETWEEN TRANSFEROR AND PURCHASER AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT ENTERED INTO

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

BY THE HOLDER OF THESE SHARES, PURCHASER AND CERTAIN STOCKHOLDERS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF TRANSFEROR. SUCH LOCK-UP RESTRICTIONS AND VOTING OBLIGATIONS ARE BINDING ON TRANSFEREES OF THE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, PLEDGED, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ACQUIROR. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON TRANSFEREES OF THE SHARES.

Transferor shall not sell, pledge, transfer or distribute any Shares prior to the first anniversary of the Closing and, thereafter, only in compliance with applicable Legal Requirements, the organizational documents of Acquiror and any applicable Contract to which the holder of the Shares becomes a party and only to the extent that any such transferee agrees to be bound by the obligations set forth in Section 4.6 and Section 4.7. Before any proposed sale, pledge, transfer or distribution of any Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, Transferor and any subsequent holder of the Shares shall give notice to Acquiror of such holder’s intention to effect such sale, pledge, transfer or distribution. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, transfer or distribution in sufficient detail and, if reasonably requested by Acquiror, shall be accompanied at such holder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Acquiror, addressed to Acquiror, to the effect that the proposed transaction may be effected without registration under the Securities Act; or (b) any other evidence reasonably satisfactory to counsel to Acquiror to the effect that the proposed sale, pledge, transfer or distribution of the Shares may be effected without registration under the Securities Act. Acquiror will not require such a legal opinion in any transaction in compliance Securities and Exchange Commission Rule 144; provided, that, each transferee agrees in writing to be subject to the terms of Section 4.6 and Section 4.7.

4.7 Restriction on Issuance of Shares by Acquiror. After the Closing until six months following the Closing, without the prior written consent of Transferor, Acquiror shall not issue any equity securities other than (a) Permitted Securities and (b) securities issued in connection with the Financing, including with respect to subsequent closings of the Finaning or extensions of the existing Financing round.

4.8 Financing Updates. Until the Closing, Acquiror will keep Transferor reasonably apprised of any material developments relating to the Financing and will provide Transferor with copies of drafts of the material financing documents (including the Financing Documents) in reasonable increments.

4.9 Non-Solicitation. Acquiror agrees that, from the Closing Date until the fifth anniversary of the Closing Date, Acquiror shall not, and shall cause each of its Affiliates not to, directly or indirectly through any Person or contractual arrangement, (a) solicit for employment or hire any Person who is an employee of Transferor or (b) induce or encourage any officer or employee of Transferor to terminate his or her employment with Transferor; provided, that, the foregoing shall not prohibit (i) a general solicitation to the public through general advertising or similar methods of solicitation not specifically directed at employees of Transferor or (ii) the solicitation or hiring of any employee of Transferor six months following such person’s termination by the Company or voluntary resignation as an employee of the Company.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SECTION 5. CLOSING DELIVERABLES.

5.1 Closing Deliverables of Transferor. At the Closing, Transferor shall deliver, or cause to be delivered, the following to Acquiror:

(a) a completed and properly executed IRS Form W-9 (or the appropriate version of IRS Form W-8 (as and if applicable)) from Transferor;

(b) a good standing certificate from the Secretary of State of the State of Delaware, as well as any State in which Transferor is qualified to do business;

(c) counterpart signature page to each of the Financing Documents, duly executed by Transferor;

(d) each of the Consents identified in Part 2.2(c) of the Transferor Disclosure Schedule, which Consents shall be in full force and effect;

(e) counterpart signature to a contribution and assignment and assumption agreement (the “Transfer Agreement”);

(f) evidence reasonably satisfactory to Acquiror that any Transferred Assets that were held by SPARCBIO have been transferred to Transferor; and

(g) such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of Acquiror) be necessary or appropriate to: (i) assign, convey, transfer and deliver to Acquiror good and valid title to the Transferred Assets free and clear of any Encumbrances, other than Permitted Encumbrances; and (ii) otherwise facilitate the consummation or performance of any of the Transactions.

5.2 Closing Deliverables of Acquiror. At the Closing, Acquiror shall deliver, or cause to be delivered, the following to Transferor:

(a) the Cash Consideration by wire transfer to an account designated by Transferor;

(b) certificates or other evidence confirming the issuance of the Closing Shares issued in the name of Transferor;

(c) counterpart signature page of the Transfer Agreement, duly executed by Acquiror;

(d) counterpart signature page to each of the Financing Documents, duly executed by Acquiror;

(e) a good standing certificate from the Secretary of State of the State of Delaware, as well as any State in which Transferor is qualified to do business; and

(f) a certificate of the Secretary of Acquiror, dated as of the Closing Date, certifying that the closing of the Financing has occurred and attaching (i) copies of the duly executed principal definitive documentation entered into in connection with the Financing (including the Certificate of Incorporation of Acquiror and the Financing Documents) and (ii) a reasonably detailed capitalization table of Acquiror, after giving effect to the Financing.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SECTION 6. INDEMNIFICATION, ETC.

6.1 Survival of Representations, Exclusive Remedy, Etc.

(a) All representations and warranties of Transferor and Acquiror set forth in this Agreement shall expire on the first anniversary of the Closing; provided, however, that (i) the Specified Representations (other than the Tax Representations) shall survive indefinitely and (ii) the Tax Representations shall survive until 90 days following the expiration of the applicable statute of limitations, including any extensions. If, at any time on or prior to the expiration of a representation or warranty, any Indemnitee (acting in good faith) delivers to Transferor or Acquiror, as applicable, a Notice of Indemnification Claim alleging the existence of an inaccuracy in or a breach of any of such representations or warranties and asserting a claim for recovery under Section 6.2 based on such inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. All covenants of the parties shall survive until performed.

(b) All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the consideration paid hereunder for Tax purposes, unless otherwise required by applicable Legal Requirements.

(c) Except in the case of actual fraud (“Fraud”), claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 6 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to this Agreement. Without limiting the foregoing, Acquiror and Transferor each hereby waives (and, by their acceptance of the benefits under this Agreement, each Indemnitee hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, Fraud) such party may have against any other party arising under or based upon this Agreement, and no Legal Proceeding sounding in tort, statute or strict liability may be maintained by any party (other than a Legal Proceeding brought solely to enforce the terms of this Agreement or pursuant to the provisions of this Section 6). Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

6.2 Indemnification by Transferor. From and after the Closing, Transferor shall hold harmless and indemnify each of the Acquiror Indemnitees from and against, and shall compensate and reimburse each of the Acquiror Indemnitees for, any Damages that are suffered or incurred by any of the Acquiror Indemnitees or to which any of the Acquiror Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(a) any inaccuracy in or breach of any representation or warranty of Transferor set forth in this Agreement or the Transfer Agreement;

(b) any breach of any covenant or obligation of Transferor or any Transferor Affiliate set forth in this Agreement;

(c) any Retained Liability;

(d) any Fraud on the part of Transferor in connection with or relating directly or indirectly to (i) the negotiation, execution, delivery or performance of this Agreement and (ii) any of the Transactions;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e) (i) the conduct of the Programs infringes or has infringed upon, misappropriated, or otherwise violated or made unlawful use of any Intellectual Property rights of any third party or (ii) the manufacture or sale of any compound synthesized or researched in any Program prior to the date of this Agreement, or currently contemplated to be synthesized or researched in any Program, infringes any Intellectual Property rights of any third party (including any pending patent application if it were to issue with the published claims); or

(f) any Legal Proceeding or other action commenced by any Acquiror Indemnitee for the purpose of enforcing any of its rights under this Section 6.2 to the extent such Acquiror Indemnitee is successful in enforcing such rights in such Legal Proceeding or other action.

6.3 Indemnification by Acquiror. From and after the Closing, Acquiror shall hold harmless and indemnify each of the Transferor Indemnitees from and against, and shall compensate and reimburse each of the Transferor Indemnitees for, any Damages that are suffered or incurred by any of the Transferor Indemnitees or to which any of the Acquiror Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(a) any inaccuracy in or breach of any representation or warranty of Acquiror set forth in this Agreement;

(b) any breach of any covenant or obligation of Acquiror or Founder set forth in this Agreement;

(c) any Fraud on the part of Acquiror in connection with or relating directly or indirectly to (i) the negotiation, execution, delivery or performance of this Agreement and (ii) any of the Transactions; or

(d) any Legal Proceeding or other action commenced by any Transferor Indemnitee for the purpose of enforcing any of its rights under this Section 6.3 to the extent such Acquiror Indemnitee is successful in enforcing such rights in such Legal Proceeding or other action.

6.4 Certain Limitations.

(a) Except in the case of Fraud or breach of any Specified Representation, no Acquiror Indemnitee shall be entitled to indemnification pursuant to Section 6.2(a) or Section 6.2(e), and no Transferor Indemnitee shall be entitled to indemnification pursuant to Section 6.3(a), unless and until the aggregate Damages under such Sections (on a combined basis) or Section, as applicable, exceeds $150,000 (the “Deductible Amount”). If the total amount of such Damages exceeds the Deductible Amount, then the Acquiror Indemnitees or Transferor Indemnitees, as applicable, shall be entitled to be indemnified against and compensated and reimbursed only for the amount of such Damages exceeding the Deductible Amount, subject to Section 6.4(b).

(b) Except in the case of Fraud, the maximum amount of Damages that the Indemnitees shall be entitled to recover in respect of an indemnification claim pursuant to Section 6.2(a) or Section 6.2(e), on a combined basis, or Section 6.3(a), as applicable, shall be $1,875,000; provided, that, (i) the foregoing shall not apply with respect to any breach of the Specified Representations and (ii) the sole source of recovery of the Acquiror Indemnitees shall be by setoff against the Shares.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c) Except in the case of Fraud, the maximum amount of Damages that the Acquiror Indemnitees shall be entitled to recover in respect of an indemnification claim pursuant to Section 6.2(a) that relates to a breach or inaccuracy of the Specified Representations shall be by setoff against the Closing Shares. Except in the case of Fraud, the maximum amount of Damages that the Indemnitees shall be entitled to recover in respect of an indemnification claim pursuant to Section 6.3(a) that relates to a breach or inaccuracy of the Specified Representations shall be $15,000,000.

(d) Any claim pursuant to Section 6.2(e) must be made on or prior to the first anniversary of the date of this Agreement. In the event a claim is made pursuant to Section 6.2(e) on or prior to the first anniversary of the date of this Agreement, such claim shall survive until such time as such claim is fully and finally resolved.

(e) Solely for the purposes of this Section 6, the value of each Share shall be equal to the greater of (i) the Deemed Value and (ii) the fair market value of one share of Series A Preferred Stock of Acquiror (as determined by the Board of Directors of Acquiror in its reasonable discretion) at the time of the satisfaction of the relevant indemnified claim. Upon determination in accordance with this Agreement for Transferor to satisfy any indemnification claim by setoff against the Shares, Transferor shall take all reasonable action requested by Acquiror to effect the cancellation of the applicable portion of such Shares, including returning the stock certificate evidencing the Shares to Acquiror (and Acquiror shall deliver to Transferor a new stock certificate representing the remaining shares). Notwithstanding the foregoing, upon determination in accordance with this Agreement that an Acquiror Indemnitee is entitled to recover Shares, Acquiror shall be entitled to cancel on its books any stock certificate evidencing the applicable portion of such shares and, upon such cancellation, such shares shall cease to be outstanding. Acquiror may satisfy the payment of Damages through any combination of the payment of cash or issuance of shares of common stock of Acquiror, as Acquiror elects.

(f) Solely for purposes of calculating the amount of Damages in connection with any indemnifiable matter (but not for determining whether any inaccuracy or breach has occurred), (i) all qualifications and limitations as to materiality and words of similar import set forth in this Agreement will be disregarded and (ii) such Damages shall be computed net of any amounts actually recovered by Acquiror Indemnitee or any of its Affiliates under any insurance policy with respect to such Damages (net of any out-of-pocket costs of investigation of the underlying claim and collection, including attorney fees, and any deductibles and increased premiums); provided, however, that no Acquiror Indemnitee or Transferor Indemnitee shall have any obligation to seek such insurance proceeds.

(g) The Acquiror Indemnitees and the Transferor Indemnitees shall each use commercially reasonable efforts to mitigate Damages to the extent consistent with the common law doctrine of mitigation and the costs of such mitigation shall be included as Damages.

(h) Notwithstanding the foregoing, nothing in this Agreement shall limit the rights or remedies of any Indemnitee against any party, or the liability of any party, for a breach by such party of any provision of any agreement (other than this Agreement) executed and delivered by such party in connection with the Transactions.

(i) Any Damages under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement, or of more than one indemnification provision in Section 6.2 or Section 6.3.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 6, (a) the Indemnitee shall notify Acquiror or Transferor, as applicable (as applicable, the “Indemnifying Party”), promptly after the Indemnitee receives written notice of such claim or Legal Proceeding (it being understood that any failure by the Indemnitee to so notify the Indemnifying Party shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 6 to the extent such failure is not prejudicial), (b) the Indemnitee shall have the right, at its election, to proceed with and control the defense of such claim or Legal Proceeding; and (c) the Indemnifying Party shall be entitled, at its expense, to participate in any defense of such claim or Legal Proceeding. If the Indemnitee so proceeds with the defense of any such claim or Legal Proceeding: (i) all reasonable fees and expenses relating to the defense of such claim or Legal Proceeding shall constitute Damages, subject to the limitations and other provisions in Section 6; (ii) the Indemnifying Party shall make available to the Indemnitee any documents and materials that the Indemnitee determines in good faith may be necessary to the defense of such claim or Legal Proceeding; and (ii) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if the Indemnitee settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Indemnifying Party, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if the Indemnitee requests that the Indemnifying Party consent to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold, condition or delay such consent).

6.6 Indemnification Claims.

(a) If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 6, such Indemnitee may deliver a notice to the Indemnifying Party (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 6, (ii) contain a description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the 20-day period commencing upon the delivery by an Indemnitee to the Representative of a Notice of Indemnification Claim (the “Dispute Period”), the Indemnifying Party shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount is owed to the Indemnitee (such amount as is agreed to be owed the “Agreed Amount”); or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

and reasonable modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not sent to the Indemnitee prior to the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee. If there is a Contested Amount, the Indemnifying Party and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnifying Party resolve such dispute in writing, then their resolution of such dispute shall be binding on the Indemnifying Party, Transferor, Acquiror and the other Indemnitees and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnifying Party. Acquiror, on the one hand, or Transferor, on the other hand, in each case as applicable, shall, within 10 days following execution of such settlement agreement, pay the Stipulated Amount to the Indemnitee (including, as applicable, delivery of Closing Shares).

(c) If the Indemnifying Party and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice, then either the Indemnitee or the Indemnifying Party may submit the contested portion of the indemnification claim to the court in accordance with Section 7.6. The final award setting forth the aggregate amount owed to the Indemnitee shall be referred to as the “Award Amount”. Acquiror, on the one hand, or Transferor, on the other hand, in each case as applicable, shall within 10 days following the entry by the court of the Award Amount, pay the Award Amount to the Indemnitee (including, as applicable, delivery of Closing Shares).

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by Transferor and Acquiror as an adjustment to the Consideration for all Tax purposes, unless otherwise required by applicable Legal Requirements.

SECTION 7. MISCELLANEOUS PROVISIONS.

7.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party and Founder shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party or Founder in connection with the Transactions.

7.2 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by electronic mail) to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party or Founder shall have specified in a written notice given to the other parties hereto):

if to Acquiror or Founder:

RePharmation Inc.

[ADDRESS]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

with a copy (which shall not constitute notice to):

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention: Kenn Guernsey and Laura Medina

Email: kguernsey@cooley.com and lmedina@cooley.com

if to Transferor:

GIRAFPHARMA LLC

998 Tulip Court

Sunnyvale, CA 94086

Attention: Jit Chakravarty

Email: jit.chakravarty@sparcbio.com

With a copy (which shall not constitute notice to):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: John Rafferty

Email: jrafferty@mofo.com

7.4 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.5 Counterparts and Exchanges by Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) delivered electronically (including transmission by .pdf or other fixed image form) shall be sufficient to bind the parties and Founder to the terms and conditions of this Agreement.

7.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware applicable to Contracts executed in and to be performed entirely within such State. In any matter that relates to Section 4.5, each of the parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any Legal Proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the Transactions, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such Legal Proceeding except in such courts; (b) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Legal Requirement, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by Legal Requirement, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such Delaware State or Federal court. Each of the parties hereby agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirement. Each

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

of the parties hereby irrevocably consents to service of process in the manner provided for notices in Section 7.2. Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by applicable Legal Requirement.

7.7 Waiver of Jury Trial. In any matter that relates to Section 4.5, each of the parties hereto hereby irrevocably waives any and all right to trial by jury.

7.8 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and any purported assignment in contravention of this Section 7.8 shall be void and of no effect. Acquiror may assign any or all of its rights and obligations under this Agreement to any Person, including any wholly-owned subsidiary of Acquiror; provided that Acquiror remains liable for its obligations under this Agreement. Transferor may not assign its rights and obligations under this Agreement without obtaining the written consent of Acquiror.

7.9 Specific Performance. The parties agree that, in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach. The parties agree that no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

7.10 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties and Founder.

7.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.13 Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, the Indemnitees shall be and are intended third-party beneficiaries of, and may enforce, Section 6.

7.14 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties and Founder relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties and Founder relating to the subject matter hereof and thereof.

7.15 Termination. This Agreement may be abandoned and the Transactions abandoned at any time prior to the Closing as follows and in no other manner: (a) by written agreement of Acquiror and Transferor; (b) by either Acquiror or Transferor if the Closing has not occurred by June 30, 2019; (c) by either Acquiror or Transferor if (i) there is a temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Body preventing or otherwise impeding the consummation of the Transactions that remains in effect as of immediately prior to the Closing or (ii) there shall be any applicable Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal or otherwise prevents or otherwise impedes the consummation of the Transactions; (d) by Acquiror if any of the closing deliverables set forth in Section 5.1 have not been delivered to Acquiror on or prior to the date of the closing of the Financing or (e) by Transferor if any of the closing deliverables set forth in Section 5.2 (other than the deliverables in Section 5.2(a) and Section 5.2(b), which will be delivered at the Closing) have not been delivered to Transferor on or prior to the date of the closing of the Financing.

7.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties and Founder agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and the Exhibits to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The phrase “delivered to Acquiror” or similar phrases used in this Agreement shall mean that true and correct copies of the subject document were posted to the electronic data room for this transaction or otherwise delivered to Acquiror prior to the date of this Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

[Remainder of page intentionally left blank]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties and Founder have caused this Agreement to be executed and delivered as of the date first set forth above.

REPHARMATION INC.

By:	/s/ David T. Hung
	Name:	David T. Hung
	Title:	CEO

GIRAFPHARMA LLC

By:	/s/ Sarvajit Chakravarty
	Name:	Sarvajit Chakravarty
	Title:	CEO

FOUNDER

By:	/s/ David T. Hung
David Hung

ASSET ACQUISITION AGREEMENT

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Transferor Disclosure Schedule):

Acquiror Indemnitees. “Acquiror Indemnitees” means (a) Acquiror; (b) Acquiror’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Acquiror Asset Sale. “Acquiror Asset Sale” shall have the meaning ascribed to it in the definition of “Sale Event”.

Acquiror Stock Sale. “Acquiror Stock Sale” shall have the meaning ascribed to it in the definition of “Sale Event”.

Affiliate. “Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

Agreed Amount. “Agreed Amount” has the meaning set forth in Section 6.6(b).

Agreement. “Agreement” means the Asset Acquisition Agreement to which this Exhibit A is attached.

Ancillary Document. “Ancillary Document” means the Transfer Agreement and any agreement, certificate or other document executed at or prior to the Closing in connection herewith.

Award Amount. “Award Amount” has the meaning set forth in Section 6.6(c).

Cash Consideration. “Cash Consideration” means $5.0 million in cash.

Claimed Amount. “Claimed Amount” has the meaning set forth in Section 6.6(a).

Closing Shares. “Closing Shares” means such number of shares of Acquiror Common Stock equal to the quotient of (a) the Stock Consideration divided by (b) Deemed Value.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Collaboration Agreement. “Collaboration Agreement” has the meaning set forth in the Recitals.

Collaboration Agreement Effective Date. “Collaboration Agreement” has the meaning set forth in the Recitals.

Competitive Business. “Competitive Business” means involvement in the acquisition, discovery or development of pharmaceutical product candidates: (a) that are designed to specifically target the same molecular target as the Programs, and (b) (i) that exert such product candidates’ primary mechanism of action through binding such molecular target or (ii) that exert such product candidates’ substantial pharmacological activity for the treatment of a disease condition through binding of the product candidate to the same molecular target as the Programs.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contested Amount. “Contested Amount” has the meaning set forth in Section 6.6(b).

Consideration. “Consideration” has the meaning set forth in Section 1.5.

Contract. “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

Contributions. “Contributions” has the meaning set forth in Section 1.1(b).

Control. “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

Damages. “Damages” means claims, liabilities, damages, Taxes, losses, costs and expenses (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation), awards and judgments (at law or in equity) of any nature, but shall not include (i) consequential or indirect damages that were not reasonably foreseeable, (ii) punitive or exemplary damages or (iii) lost opportunities, lost profits or other similar speculative damages, except, in each case (i) through (iii), such damages are part of any judgment or award against an Indemnitee in actions by third parties.

Deemed Value. “Deemed Value” means a price per Closing Share equal to the original purchase price of the Series A Preferred Stock of Acquiror issued at the initial closing of the Financing.

Deductible Amount. “Deductible Amount” has the meaning set forth in Section 6.4(a).

Dispute Period. “Dispute Period” has the meaning set forth in Section 6.6(b).

Encumbrance. “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or preemptive right.

Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of worker health or safety (with respect to exposure to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Equityholders. “Equityholders” has the meaning set forth in Section 2.3.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Excluded Assets. “Excluded Assets” has the meaning set forth in Section 1.4.

Excluded Taxes. “Excluded Taxes” shall mean any (a) Taxes of Transferor (or any member, stockholder or Affiliate of Transferor), or for which Transferor (or any member, stockholder or Affiliate of Transferor) is or are liable, for any taxable period; (b) to the extent not included in the preceding subpart (a), all Taxes imposed upon the Excluded Assets for any taxable period; (c) Taxes imposed upon the Transferred Assets for any Pre-Closing Tax Period; and (d) any Transfer Taxes borne by Transferor pursuant to Section 1.6.

FDA. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

Financing. “Financing” means the closing by Acquiror of a Series A preferred stock financing in an amount not less than $100.0 million, including the conversion of any outstanding convertible promissory notes, on terms materially similar to the terms set forth in the Series A Term Preferred Stock term sheet dated December 3, 2018, provided to Transferor, with respect to (a) type of security, (b) conversion ratio and (c) liquidation preference.

Financing Documents. “Financing Documents” means (a) Acquiror’s (i) investor/registration rights agreement entered into in connection with the Financing (it being understood that Transferor shall be treated as an investor thereunder) and (ii) voting agreement and co-sale and right of first refusal agreement entered into in connection with the Financing (it being understood that Transferor shall be treated in the same manner as Founder thereunder) and (b) any other agreement pursuant to which Founder is granted rights (in his capacity as a holder of Acquiror Common Stock) as of the Closing under any shareholder agreement or any other agreement relating to the Finacning.

Founder. “Founder” has the meaning set forth in the Recitals.

Founder Contribution. “Founder Contribution” has the meaning set forth in Section 1.1(b).

Governmental Authorization. “Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASD).

Guidance. “Guidance” means all federal, state, local or foreign regulatory or sub-regulatory guidance documents issued by any Governmental Body interpreting or implementing any Legal Requirement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Indebtedness. “Indebtedness” means both the current and long-term portions of any amount owed by Transferor, without duplication, in respect of (a) borrowed money, extensions of credit, purchase money financing, and capitalized lease obligations or for the deferred purchase price of property or services, (b) all obligations for the reimbursement of any obligor for amounts drawn on any outstanding letters of credit, (c) all obligations evidenced by a note, bond, debenture or similar instrument, (d) and (e) all accrued and unpaid interest, fees, expenses, prepayment penalties or premiums on, or any guarantees or other contingent liabilities with respect to, any of the obligations referred to in the foregoing clauses (a) through (d); provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable incurred in the ordinary course of business.

indemnification claim. “indemnification claim” has the meaning set forth in Section 6.6(a).

Indemnifying Party. “Indemnifying Party” has the meaning set forth in Section 6.5.

Indemnitees. “Indemnitees” means the Acquiror Indemnitees and the Transferor Indemnitees, collectively.

Intellectual Property. “Intellectual Property” means and include all compounds, formulations, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, proprietary information, protocols, schematics, specifications, test results, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

Intellectual Property Rights. “Intellectual Property Rights” means and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature, including all databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, test results, techniques, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing); and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Intended Tax Treatment. “Intended Tax Treatment” has the meaning set forth in the Recitals.

IPO. “IPO” means Acquiror’s first firm commitment underwritten public offering of its common stock registered under the Securities Act.

IPO Value. “IPO Value” means the product of the (a) price per share to the public in the IPO multiplied by (b) the number of outstanding shares of Acquiror on the date of consummation of the IPO.

IRS. “IRS” means the United States Internal Revenue Service.

Key Employees. “Key Employees” means [***].

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after reasonable inquiry of such individual’s direct reports. Transferor shall be deemed to have “Knowledge” of a particular fact or other matter if Sarvajit Chakravarty or Vandana Date has Knowledge of such fact or matter.

Legal Proceeding. “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” means any and all liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

Material Contract. “Material Contract” and “Material Contracts” have the meaning set forth in Section 2.8(a).

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law.

Non-Competition Agreement. “Non-Competition Agreement” has the meaning set forth in the Recitals.

Notice of Indemnification Claim. “Notice of Indemnification Claim” has the meaning set forth in Section 6.6(a).

Order. “Order” means any order, writ, injunction, judgment or decree.

Organizational Documents. “Organizational Documents” has the meaning set forth in Section 2.1(a).

Original Founder Shares. “Original Founder Shares” has the meaning set forth in Section 3.7(a).

party. “party” and “parties” have the meaning set forth in the first sentence of the Agreement.

Permitted Encumbrances. “Permitted Encumbrances” means: (a) liens for Taxes that are not yet delinquent or that are being contested in good faith and for which appropriate reserves have been established on the most recent Financial Statements of the relevant party; (b) liens of carriers, warehousemen, mechanics and materialmen and other like liens, and liens imposed by law, in each case incurred in the ordinary course of business for obligations not yet due and payable; and (c) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation.

Permitted Securities. “Permitted Securities” means shares of Acquiror Common Stock issued under Acquiror’s equity incentive pool and other exclusions from the preferred stock anti-dilution provisions in Acquiror’s Certificate of Incorporation and the definitive documentation executed in connection with the Financing.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Person. “Person” means any individual, Entity or Governmental Body.

Pre-Closing Tax Period. “Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on the Closing Date.

Programs. “Programs” has the meaning set forth in Section 1.3(a).

Registered IP. “Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Regulatory Materials. “Regulatory Materials” means all applications, registrations, clearances, licenses, waivers, accreditations, authorizations and approvals, correspondence submitted to or received from the FDA or another Governmental Body, correspondence tracking logs, internal meeting minutes and contact reports relating to the Programs.

Related to the Programs. “Related to the Programs” means used or held for use in connection with the Programs or otherwise relating to the Programs.

RePharmation Limited. “RePharmation Limited” means RePharmation Limited, a Bermuda company.

Representatives. “Representatives” means officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

Response Period. “Response Period” has the meaning set forth in Section 6.6(b).

Retained Liabilities. “Retained Liabilities” has the meaning set forth in Section 1.6(b).

Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

Sale Event. “Sale Event” means, at any time prior to an IPO, (a) the acquisition of Acquiror by another Person by means of any transaction or series of related transactions to which Acquiror is party (including any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of Acquiror outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in Acquiror held by such holders prior to such transaction, at least 50% of the total voting power represented by the voting securities of Acquiror or such surviving entity outstanding immediately after such transaction or series of transactions (“Acquiror Stock Sale”); or (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of Acquiror (“Acquiror Asset Sale”). For the avoidance of doubt, a Sale Event cannot occur following an IPO.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Sale Value. “Sale Value” means the sum of any cash and the fair market value (as determined in good faith by the board of directors of Acquiror, in its sole discretion) of any securities or other property payable to the securityholders of Acquiror at the closing of a Sale Event in respect of their holdings of Acquiror’s securities. For clarity, Sale Value shall be reduced by all transaction fees and costs of for which Acquiror is liable not taken into account in determining the sum payable to the securityholders of Acquiror and, in the case of an Acquiror Asset Sale, reduced by the amount of all debts and liabilities of Acquired not assumed by any acquirer and increased by the value of all assets of Acquiror not transferred in such sale (with such value determined in good faith by the board of directors of Acquiror, in its sole discretion). Sale Value does not include any implied value of any Acquiror stock options assumed or otherwise continued by the acquirer (or substituted by the acquirer for options or other equity of the acquirer) or the value of debt assumed by the acquirer. In the event of an Acquiror Stock Sale in which less than 100% of the outstanding shares of Acquiror capital stock are acquired, the Sale Value shall be calculated as if 100% of such outstanding shares were acquired.

Shares. “Shares” means the Closing Shares and the Subsequent Shares, collectively.

SPARCBIO. “SPARCBIO” means SPARCBIO LLC, a Delaware limited liability company and affiliate of Transferor.

Specified Asset. “Specified Asset” has the meaning set forth in Section 4.1.

Specified Representations. “Specified Representations” means the representations and warranties set forth in Section 2.1 (Company Status; Subsidiaries), Section 2.2 (Authorization and Enforceability; No Conflict), Section 2.10 (Tax Matters), Section 2.19 (Financial Advisor), Section 3.1 (Due Organization), Section 3.2 (Authority, Binding Nature of Agreement), Section 3.4 (Valid Issuance) and Section 3.7 (Acquiror Capitalization).

Stipulated Amount. “Stipulated Amount” has the meaning set forth in Section 6.6(b).

Stock Consideration. “Stock Consideration” means $10,000,000.

Straddle Period. “Straddle Period” means any taxable period that begins on or before but does not end on the Closing Date.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) a majority of the outstanding equity or financial interests of such Entity.

Subsequent Shares. “Subsequent Shares” means such number of shares of Acquiror Common Stock equal to, for each [***] (or ratable portion thereof) in IPO Value or Sale Value in excess of [***], the product of (i) 0.1% multiplied by (ii) the aggregate number of fully diluted shares (including with respect to options and on an as-converted to common basis) of Acquiror Common Stock immediately following the final closing of the Financing, provided that in the event that the Financing amount is less than [***], the foregoing “aggregate number of fully diluted shares” shall be based on the aggregate number of fully diluted shares of Acquiror Common Stock that would have been outstanding immediately following the final closing of the Financing if the Financing amount had equaled [***]). By way of example, if the IPO Value is [***], then (assuming that the Financing

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

amount is [***] and the aggregate number of fully diluted shares is [***]), the number of Subsequent Shares shall be equal to the sum of: [***].

Tax. “Tax” means any federal, state, local, or non-U.S. tax of any kind whatsoever including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, escheat, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Representation. “Tax Representation” means the representations set forth in Section 2.10.

Tax Return. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transactions. “Transactions” means the transactions and other matters contemplated by the Agreement.

Transfer Agreement. “Transfer Agreement” has the meaning set forth in Section 5.1(e).

Transferred Assets. “Transferred Assets” has the meaning set forth in Section 1.3.

Transferred IP. “Transferred IP” has the meaning set forth in Section 1.3(b).

Transferor Affiliate. “Transferor Affiliate” means (a) SPARCBIO, and (b) any Person under common control with Transferor within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Transferor Contract. “Transferor Contract” means any Contract: (a) to which Transferor is a party; (b) by which Transferor or any of its assets is bound or under which Transferor has any obligation; or (c) under which Transferor has any legally binding right or interest.

Transferor Disclosure Schedule. “Transferor Disclosure Schedule” has the meaning set forth in Section 2.

Transferor Employee. “Transferor Employee” means any current or former employee, consultant, independent contractor or director of Transferor or a Transferor Affiliate.

Transferor Employee Plan. “Transferor Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

contributed to by Transferor or any Transferor Affiliate for the benefit of any Transferor Employee, or with respect to which Transferor or any Transferor Affiliate has or may have any liability or obligation; provided, however, than a Transferor Employee Agreement shall not be considered an “ Transferor Employee Plan.”

Transferor Indemnitees. “Transferor Indemnitees” means (a) Transferor; (b) Transferor’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Transfer Taxes. “Transfer Taxes” has the meaning set forth in Section 1.8(a).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 1.1(B)

FOUNDER ASSETS

“Founder Assets” means the following:

(a) the following Programs owned by Founder (the “Founder Programs”):

(i) anti-cancer molecules (e.g., PARP inhibitors) [***]; and

(ii) [***] and [***]-based compounds which have been [***] modified such that they have increased [***];

(b) all of the Intellectual Property and Intellectual Property Rights that are owned by Founder and that are Related to the Founder Programs, together with the associated goodwill (the “Founder IP”);

(c) all tangible assets that are owned by Founder and that are Related to the Founder Programs;

(d) all books, records, files and data that are Related to the Founder Programs;

(e) all rights of Founder under any Contracts that are Related to the Founder Programs;

(f) all of the biological and chemical materials that are Related to the Founder Programs;

(g) all of the raw materials and supplies that are Related to the Founder Programs;

(h) all Regulatory Materials of Founder that are Related to the Founder Programs; all preclinical data, including raw data and all statistical Founder Programs developed to analyze preclinical data, in each case that are Related to the Founder Programs; all data contained in laboratory notebooks Related to the Founder Programs or relating to the biology of the Founder Programs; and all correspondence with regulatory authorities Related to the Founder Programs;

(i) all Governmental Authorizations of Founder that are Related to the Founder Programs;

(j) all claims (including claims for past infringement or misappropriation) of Founder against other Persons relating to the Founder IP and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Founder relating to the Founder IP; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(k) all shares or other interests that are held by Founder and represent ownership interests in RePharmation, Ltd., a Bermuda company.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.